        Exhibit 10.25

EQUIPMENT SUPPLY AGREEMENT

This Equipment Supply Agreement (this “Agreement”), dated as of November 12, 2025 (“Effective Date”), is entered into between Net Power Canaveral, LLC, a Delaware limited liability company (“Buyer”) and Relevant Power Solutions, LLC, a Delaware limited liability company (“Seller”) (Buyer and Seller are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”), with reference to the following:

Recitals
A.Buyer intends to design, engineer, develop, and construct an approximately nominal 55 MW gas turbine simple cycle power generation facility near Odessa, Texas (the “Facility”).

B.Seller is in the business of supplying gas turbine packaged equipment, balance of plant equipment and related services.

C.Buyer desires to purchase from Seller and Seller desires to provide Two (2) MD350 Modular Power Generation Sets, as further described in Exhibit A (the “Equipment”) to be incorporated into the Facility along with related services in accordance with and subject to the terms and conditions of this Agreement.

In consideration for the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.DEFINITIONS
For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms will have the following meanings. The meanings specified are applicable to both singular and plural.
“Affiliate” means (i) any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party, and (ii) any Person that, directly or indirectly, is the beneficial owner of more than fifty percent (50%) of any class of equity securities of, or other ownership interests in, a Party or of which the Party is directly or indirectly the owner of more than fifty percent (50%) of any class of equity securities or other ownership interests.
“Agreement” means this Agreement, including all Exhibits hereto, as the same may be modified, amended, or supplemented from time to time in accordance with the provisions hereof.
“Applicable Laws” means all laws, statutes, ordinances, certifications, orders, decrees, injunctions, licenses, Permits, regulations of any Governmental Authority having jurisdiction over any Party, all or any portion of the Site, the Equipment or the Facility or performance of all or any portion of the Work or the operation of the Equipment or the Facility, or other legislative or administrative action of a Governmental Authority, or a final decree, judgment or order of a court which relates to the performance of Work hereunder or the interpretation or application of this Contract, including (i) any and all Permits, and (ii) any applicable codes and standards set forth in Applicable Law.
“Business Day” means every Day other than a Saturday, a Sunday or a Day that the Federal Reserve member banks in the State of Texas are authorized to be closed.
“Buyer” has the meaning set forth in the preamble, and includes its successors and permitted assigns.
“Buyer Indemnified Parties” means (i) Buyer, its parent and each of their respective Affiliates (ii) the respective shareholders, directors, officers, agents, employees, consultants, contractors, invitees and representatives of each entity specified in clause (i), and (iii) any Person or Persons providing debt or equity financing (including tax equity investor(s)) to Owner or any of Owner’s Affiliates for the Facility (“Financing Parties”).

“Buyer Taxes” has the meaning set forth in Section 9.
“Change” has the meaning set forth in Section 15.b.
“Change in Law” means the occurrence of any of the following after the Effective Date: (a) the enactment, adoption, promulgation, modification or repeal any Applicable Law (including any customs duties) that establishes new requirements or modifies existing requirements for performing the Work; (b) change in the manner in which any Applicable Law or Governmental Authority is enforced, applied or interpreted with respect to the Work, Seller, Buyer, any Affiliate or in relation to the Work, or in the enforcement, application or interpretation thereof, (c) after the date of grant of any of the Governmental Authority a change in the terms and conditions attaching to any such Governmental Authority or the attachment of any new terms or conditions to such Governmental Authority or any renewal thereof, or (d) any of the Governmental Authority not being granted on a timely basis on application therefore having been duly made; provided, however, that none of the following shall be considered a Change in Law pursuant to this Contract: the enactment, adoption, promulgation, modification (including a written change in interpretation by a Governmental Authority) or repeal of any national, federal, state or local Tax based on net income or equity law (including the promulgation, modification or repeal of any regulatory or subregulatory guidance addressing any Tax law).
“Claim” will have the meaning set forth in Section 16.a.
“Confidential Information” has the meaning set forth in Section 17.a.
“Construction Contractor” means any contractor engaged by Buyer for the construction of the Facility, including installation and erection of the Equipment at the Site.
“Contract Price” has the meaning set forth in Section 8 and Exhibit B.
“Customs Duties” means all import and export taxes, import duties, customs duties and other similar charges that are imposed on the export or importation of any component or part of the Equipment or Work or on Seller’s or any Seller personnel’s performance of the Work, or with respect to any equipment, materials, labor or services provided by Seller or any Seller personnel under this Agreement, including all anti-dumping or countervailing duties or safeguard duties, quotas or other actions imposed by any jurisdiction (including the country of manufacture, the United States and any other country through which any of the Equipment is transported or stored).
“Delay Liquidated Damages” means the Supply Delay Liquidated Damages and MAC Delay Liquidated Damages.
“Delivery” has the meaning set forth in Section 10.b.
“Down Payment” will have the meaning set forth in Exhibit B.
“Drawings” means the graphic and pictorial documents (in written or electronic format) showing the design, location and dimensions of the Equipment, including plans, elevations, sections, details, schedules and diagrams (as applicable), which are prepared as a part of and during the performance of the Work.
“Effective Date” The date the Agreement is fully executed by both Parties, AND the Seller confirms receipt of the Down Payment from Buyer.
“EPC Contract” means the agreement with a Construction Contractor for the engineering, procurement and construction of the Equipment.
“Equipment” has the meaning set forth in the recitals.
“Equipment Commissioning Period” means the period that begins at the commencement of commissioning Equipment at Seller’s Site and ends upon the successful completion of commissioning for the Equipment at Seller’s Site.

“Equipment Mechanical Completion” means the Equipment has been fully erected and is ready for commissioning at Seller’s Site.
“Equipment Warranty Period” has the meaning set forth in Section 6(b)(i).
“Facility Commissioning Period” means the period that begins at the commencement of commissioning the Equipment at the Facility and ends upon the successful completion of commissioning for the Facility.
“Facility Construction Mechanical Completion” means the Equipment has been fully erected, installed and incorporated into the Facility and is ready for commissioning.
“Force Majeure Event” has the meaning set forth in Section 14.a.
“Good Engineering and Manufacturing Practices” or “GEMP” means the exercise of that degree of skill, diligence and prudence that would reasonably and ordinarily be expected from a skilled and experienced contractor applying the generally accepted standards for the construction of US independent (non-utility) power generation facilities of a type, condition and scale similar to the Equipment and the Equipment with respect to the engineering, procurement, manufacturing, fabrication, supply, delivery, commissioning and testing of power generation equipment, which includes Applicable Laws. GEMP are not intended to be limited to the optimum practices, methods, techniques or standards to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices, methods, techniques and standards employed by the US independent (non-utility) power generation engineering and equipment industries.
“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision and any office, instrumentality, agency, authority, board, commission or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, having jurisdiction over the Work, the Equipment, the Equipment or the Site.
“Guaranteed Delivery Dates” has the meaning set forth in Section 3.b.
“Interim Lien and Claim Waiver” means both the lien waiver and release and the claim waiver and release in the form of Exhibit G.
“Liquidated Damages” means Performance Liquidated Damages and Delay Liquidated Damages.
“MAC Correction Period” has the meaning set forth in Section 19.d.
“MAC Delay Liquidated Damages” has the meaning set forth in Section 19.d.
“Minimum Acceptance Criteria” means the Minimum Acceptance Criteria as defined in Exhibit E.
“Other Contractor” means any Person employed by or having a contract directly or indirectly with Buyer other than through Seller, including the Construction Contractor or any other Person engaged by them.
“Party” or “Parties” has the meaning set forth in the preamble.
“Performance Guarantees” means the Performance Guarantees as defined in Exhibit E.
“Performance Guarantee Correction Period” has the meaning set forth in Section 19.c.
“Performance Liquidated Damages” means the liquidated damages set forth in Exhibit E for the failure of the Equipment to achieve the Performance Guarantees.
“Performance Tests” mean the tests described in Exhibit D to determine whether the Minimum Acceptance Criteria and Performance Guarantees have been achieved.
“Permits” means any permit, approval, authorization, license, consent, certificate, clearance, variance, or permission required from a Governmental Authority under Applicable Laws.

“Person” means any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Governmental Authority or other entity having legal capacity.
“Recovery Schedule” has the meaning set forth in Section 7.c.
“Schedule Milestones” means those schedule milestones corresponding to delivery of Equipment and deliverables listed in Exhibit C.
“Seller” has the meaning set forth in the preamble and includes its successors and permitted assigns.
“Seller Indemnified Parties” means (i) Seller, its parent and each of their Affiliates; (ii) the respective directors, officers, agents, employees, representatives and invitees or each person specified in clause (i) above.
“Seller’s Site” means Seller’s manufacturing site located at 20120 E Hardy Rd. Houston, TX 77073.
“Seller Taxes” has the meaning set forth in Section 9.
“Services” means the Technical Advisory Services, training, and other services necessary to complete Seller’s obligations under this Agreement, as further described in Exhibit A.
“Site” means those parcels of land where the Equipment will be located.
“Software” means instructions, code, data and equations, in any form, intended to cause a computer, a control data processor or the like to perform any kind of operation of the Equipment, and associated documentation, delivered by Seller to Buyer hereunder.
“Software Warranty Period” has the meaning set forth in Section 6(g).
“Specifications” means those documents consisting of written requirements, standards of workmanship for the Work and the Equipment and performance of related services, which are prepared as a part of and during the performance of the Work and as may be further described in Exhibit A.
“Substantial Completion” means substantial completion of the Equipment, as that term is defined in the EPC Contract, and shall occur following (i) the successful performance of the Plant Commissioning and Performance Testing of the Equipment including the achievement of all Minimum Acceptance Criteria, (ii) the Equipment is available for full commercial operation, and (iii) the Construction Contractor has performed all other obligations required for Substantial Completion under the EPC Contract. Buyer will issue a certificate of Substantial Completion under the EPC Contract and will promptly delivery a copy of the same to Seller.
“Supply Delay Liquidated Damages” has the meaning set forth in Section 3.c.
“Supply Schedule” means the schedule for the performance of the Work under this Agreement, including the completion of the Schedule Milestones by the Guaranteed Delivery Dates set forth in Exhibit C.
“Technical Advisory Services” means the technical field assistance, commissioning, and start up support, for the Equipment.
“Term” means the period of time commencing on the Effective Date and ending upon the date that all obligations of the Parties to this Agreement have been satisfied.
“Third-Party Parts” means parts, components, equipment or materials provided by Buyer or others which were not manufactured or supplied by Seller or which were originally supplied by Seller and subsequently repaired, serviced or otherwise modified or altered by any party not affiliated with or subcontracted by Seller.
“Unit” means a single gas turbine and its associated generator, together with those auxiliary equipment systems and accessories associated only with that gas turbine.

“Work” means all obligations, duties and responsibilities required of Seller under this Agreement, as more fully set forth in Exhibit A--Scope of Supply.
2.SCOPE OF SUPPLY
a.Seller will supply the Equipment and Services as described in Exhibit A – Scope of Supply. Seller’s Scope of Supply includes the design, engineering, fabrication and manufacturing of the Equipment to be incorporated into the Facility by Others, the supply and delivery of all Equipment, the technical advisory servicers procured by Buyer for oversight of the erection, installation, pre-commissioning, and commissioning (including testing) of the Equipment, and the performance of all other Work necessary for the supply and delivery of the Equipment, as specified in greater detail in Exhibit A. The terms of this Agreement shall control in the event of a conflict between any term of this Agreement and the provisions of Exhibit A.

b.Seller shall supervise and direct its Work and all persons involved in the Work, including any subcontractors, and is entirely responsible for all such persons’ and subcontractors’ compliance with the provisions of this Agreement.

c.If technical advisory services are procured by Buyer, Seller shall provide oversight with respect to the assembly, erection and installation of the Equipment at the Site and during the Commissioning Period and the period during which the Performance Tests shall be run, such oversight to be limited to providing instruction, information, and/or advice with respect to the erecting and installation of the Equipment at the Site. Seller shall give complete information, instruction and advice to the Buyer or Other Contractors as to the proper assembly, erection, installation, pre-commissioning, and commissioning of the Equipment at the Site, and also oversight to Buyer or Other Contractors as to the proper pre-commissioning, commissioning and conducting of Performance Tests.

d.Seller shall furnish detailed operating and maintenance manuals for the Equipment in electronic format. The manuals for each item of Equipment shall be submitted by Seller to Buyer in conjunction with the submittal to Buyer of Drawings for each such item of Equipment.

Seller will update Exhibit J during the engineering phase of the project to include a fully itemized and priced list of capital spare parts and start-up spare parts for the Equipment.
3.COMMENCEMENT OF WORK, SUPPLY SCHEDULE, AND DELAY LIQUIDATED DAMAGES
a.Seller shall immediately commence with the performance of the Work.
b.Seller shall perform the Work diligently and shall achieve completion of each of the Schedule Milestones listed in Exhibit C no later than the applicable date set forth in Exhibit C for such Schedule Milestone (“Guaranteed Delivery Dates”). The Guaranteed Delivery Dates shall only be adjusted by Change Order as provided in this Agreement.
c.If completion of any Schedule Milestone occurs after the Guaranteed Delivery Date for any such Schedule Milestone to which Supply Delay Liquidated Damages apply as identified in Exhibit C, Seller shall pay to Buyer the amount set forth below per week for each week of delay until completion of such Schedule Milestone occurs (the “Supply Delay Liquidated Damages”):
i.For any Equipment Guarantee Delivery Date(s) designed in Attachment C (Supply Schedule and Guaranteed Delivery Dates):
1.Delay up to three (3) full weeks: [***]per day ; and
2.Delay over three (3) weeks or more: [***] per day.
d.NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT (i) THE DELAY LIQUIDATED DAMAGES ARE NOT A PENALTY AND REPRESENT A FAIR AND REASONABLE ESTIMATE OF THE DAMAGE BUYER MAY SUFFER AS A RESULT OF DELAY, AND (ii) SUCH DELAY LIQUIDATED DAMAGES SHALL CONSTITUTE THE SOLE AND EXCLUSIVE LIABILITY OF SELLER AND THE SOLE AND EXCLUSIVE REMEDY OF BUYER FOR DELAY IN ACHIEVING THE GUARANTEED DELIVERY DATES. FOR CLARITY, THE DELAY LIQUIDATED DAMAGES SHALL NOT BE CONSTRUED TO LIMIT SELLER’S OTHER OBLIGATIONS OR LIABILITIES UNDER THIS AGREEMENT (INCLUDING (I) ITS OBLIGATIONS TO COMPLETE THE WORK FOR THE COMPENSATION PROVIDED UNDER THIS AGREEMENT, (II) ITS OBLIGATIONS WITH RESPECT TO MINIMUM ACCEPTANCE CRITERIA, PERFORMANCE GUARANTEES AND WARRANTIES).
4.TESTING AND INSPECTION
a.The Equipment, as completed and delivered by Seller to Buyer, shall be in all respects in accordance with this Agreement. Before shipping any Equipment, Seller shall carefully inspect and test such Equipment for compliance with all applicable requirements of this Agreement, including, without limitation, applicable shop tests and the inspection of quantities and packing conditions.
b.The quality control exercised by Seller in its manufacture of the Equipment shall be in accordance with Seller’s normal quality control policies, procedures and practices. Seller shall allow and arrange for Buyer to enter upon Seller’s premises and will use reasonable commercial efforts to arrange for Buyer to enter upon the premises of any third party who has possession of any Equipment or the Equipment to view the shop testing, and Seller shall provide Buyer with reasonable advance notice (no less than five (5) business days) of the scheduling of any shop tests.
c.If, during the performance of the Work, any Equipment, or other Work at the Site is defective or otherwise fails to conform with the requirements of this Agreement, the rights and obligations of Section 6 (Warranty) shall apply.
5.DRAWINGS AND SPECIFICATIONS
a.As part of the Work, Seller shall perform all design and engineering Work necessary for the Equipment in accordance with this Agreement (including all Applicable Laws) and cause the Work and all Drawings to meet and achieve the requirements of this Agreement. In addition Seller will design and build the Equipment in accordance with the Gas Turbine (OEM) packaging guidelines and specifications.
b.The Drawings to be provided by Seller are specified in Exhibit A.
c.Seller shall ensure that the Drawings and Specifications (a) are complete, coordinated and suitable to enable completion of the Work and to enable the Equipment to meet the Minimum Acceptance

Criteria and Performance Guarantees; and (b) are suitable for assembly, erection and installation of the Equipment at the Site.
6.WARRANTY
a.Seller warrants: (i) that the Equipment will conform to the Scope of Supply and associated specifications set forth therein and will be delivered free from defects in material, workmanship, and title and (ii) that the Services will be performed in a competent, diligent manner, in accordance with all applicable laws and any mutually agreed specifications, including as set forth in the Scope of Supply.
b.The Equipment and Services will be warranted as follows:
i.The warranty for the Equipment will expire [***] from first use after title has transferred to Buyer in accordance with Section 6(a), or [***] from Delivery, whichever occurs first (the “Equipment Warranty Period”).
c.If the Equipment or Services do not meet the above warranties, Buyer will promptly notify Seller in writing prior to expiration of the applicable warranty period. Seller will, upon receipt of such notice and on a schedule mutually agreed upon with Buyer: (i) at its option, repair or replace defective Equipment and (ii) re-perform the defective Services. If despite Seller’s reasonable efforts, non-conforming Services cannot be re-performed, Seller will refund, or credit monies paid by Buyer for such non-conforming Services. Any warranty repair, replacement or re-performance by Seller will be re-warranted for the longer of (a) six (6) months and (b) the remainder of the applicable warranty period; provided that in no event will any such re-warranty extend beyond the date that is six (6) months after the expiration of the original applicable warranty period. Buyer will obtain Seller’s agreement (not to be unreasonably withheld) on the specifications of any tests it plans to conduct to determine whether a non-conformance exists or whether any defect has been remedied.
d.Buyer will bear the costs of access for Seller’s remedial warranty efforts (including removal and replacement of systems, structures, or other parts of Buyer’s facility), and of de-installation, decontamination, re-installation and transportation of defective Equipment to Seller and back to Buyer.
e.The warranties and remedies set forth in this Section 6 are subject to the following conditions: (i) no repairs, modifications or alterations have been made to the Equipment other than by Seller or Seller’s authorized representatives, unless made in accordance with Seller’s guidelines or written recommendations which have been provided to Buyer; (ii) Buyer must handle, use, store, install, operate and maintain the Equipment within any conditions or in compliance with any parameters or instructions of Seller or its suppliers set forth in the specifications that are attached to, or expressly incorporated by reference into the Agreement, or in the absence of such conditions, parameters or instructions, in accordance with generally accepted industry standards; (iii) Buyer will discontinue use of the Equipment promptly after it has knowledge of any defect in the Equipment where such continued operation would create undue risk of damage to the Equipment or personnel or is otherwise inconsistent with generally accepted industry standards; (iv) Buyer must provide prompt written notice of any warranty claims within the warranty period described above; and (v) at Seller’s discretion, Buyer must remove and ship the Equipment or non-conforming part to Seller.
f.If Equipment includes Software, Seller warrants that the Software furnished to Buyer will be free of errors (where “error” is defined as a problem caused by an incorrect operation of the unmodified computer code in the Software or an incorrect statement or diagram in the documentation that produces incorrect results, or a Software failure) which affect its utility for a period of one (1) year from first use after title has transferred to Buyer in accordance with Section 6(a), or eighteen (18) months from delivery, whichever occurs first (the “Software Warranty Period”). If during the Software Warranty Period, Seller is promptly notified in writing that the Software fails to conform to the Software Warranty, Seller will, at its option and expense, correct the nonconformity by correction in the medium originally supplied or by providing a procedure to Buyer for correction of the nonconformity. Third party Software will be warranted on a pass-through basis in the same manner and for the same period and extent provided to Seller by the entity which supplied said third party software. No warranty under this Section 3(f) will extend beyond the expiration of the Software Warranty Period.
g.Seller will assign and transfer to Buyer (but preserving Seller’s rights thereunder until the expiration of its warranty and guarantee obligations to Buyer) all subcontractor warranties and guarantees regarding the Equipment and other Work which go beyond the warranty period under this Agreement.

h.THE WARRANTIES SET FORTH IN THIS SECTION 3 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES & CONDITIONS, WHETHER STATUTORY, EXPRESS, OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE). Without prejudice to Seller’s obligations under Sections 12 (Indemnity), 17 (Intellectual Property), Section 19 (Construction Mechanical Completion, Performance Guarantees, and Minimum Acceptance Criteria), correction of nonconformities in the manner and for the period provided above constitute Seller’ sole and exclusive liability and Buyer’s sole and exclusive remedy for defective or nonconforming Equipment, Services and/or Software, whether claims of the Buyer are based in contract, in tort (including negligence and strict liability) or any other theory of recovery. For the avoidance of doubt, in the event that physical loss or damage to the Equipment results from the failure of a nonconforming portion of the Equipment, Seller’ liability under this Section 3 will not exceed the cost of performing such correction by repair or replacement which Seller would have incurred if such correction by repair or replacement had been carried out immediately prior to the occurrence of the physical loss or damage; provided that the foregoing limitation shall be without prejudice to Seller’s liability under Section 19(e). Buyer assumes the entire liability and risk arising out of or resulting from Third Party Parts. The warranties and remedies set forth herein do not apply to any Third-Party Parts.
7.SCHEDULING AND REPORTING
a.Seller will provide a Level 1 schedule for each Unit within 30 days from execution of the Agreement that identifies the key milestone dates for each Unit, including the Start of Manufacturing Date, the Mechanical Completion, and the Ready to Ship Date. Seller shall provide reasonable updates to the Supply Schedule as manufacturing progresses and shall promptly notify Buyer of any material changes to the milestone dates; provided, however, that any such updates shall not modify the Agreement unless agreed to in writing by both Parties. The Supply Schedule is provided for planning and coordination purposes and represents Seller’s good-faith projection of key manufacturing and delivery milestones as of the Effective Date. For clarity, the milestones throughout the Supply Schedule do not represent any guaranteed dates.
b.If during the execution of the Work the monthly progress report indicates a delay in the forecasted Ready to Ship Date, Seller shall, within ten (10) business days of notification of such delay, provide a high-level recovery schedule outlining potential mitigation measures intended to recover or minimize the delay. Following submission of the recovery schedule, Seller and Buyer, together with any other relevant parties as appropriate, shall participate in a meeting or conference call to review the proposed recovery plan, discuss potential impacts, and determine next steps. Once mutually agreed by Buyer and Seller, Seller shall perform the Work in accordance with the recovery schedule. The cost of preparing and performance in accordance with the recovery schedule shall be for Seller’s account
8.PRICE & PAYMENT
a.In consideration of the supply of the Equipment, Buyer will pay to Seller the Contract Price. The Contract Price shall be paid in accordance with the completion of milestones in accordance with the milestone payment schedule set forth in Exhibit B. Seller shall issue invoices upon the completion of each milestone, which invoices shall include documentation substantiating the completion of the applicable milestone. Each invoice prior to Final Completion shall be accompanied by fully executed Interim Lien and Claim Waivers from Seller in the form of Exhibit G for all Work covered by the applicable invoice. Unless disputed by Buyer, each invoice shall be due and payable thirty (30) Days after it, and all documentation required under this Agreement with respect to such invoice, is received by Buyer. If an invoice is disputed by Buyer, then payment shall be made for all undisputed amounts and the Dispute shall be resolved pursuant to Section 25. Payment on disputed amounts shall be made as soon as such Dispute is resolved. Buyer will remit each payment to the bank account listed in Exhibit B via wire transfer.

b.The Contract Price is firm and fixed and may only be adjusted as necessary to take account of changes, options, or other adjustments pursuant to a written change order as provided for in Section 15 of this Agreement. For payments not received by Seller when due, Buyer shall be responsible for an interest charge on late payments at the annual rate of 200 basis points in excess of the Secured Overnight Financing Rate (SOFR) (thirty-day average). In addition to the foregoing late payment interest charge, Seller shall have the right to suspend all work under this Agreement, including the delivery of any Equipment or performance of any Services, upon seven (7) days’ prior written notice in the event of the failure of the Buyer to make any payment when due.

c.Seller’s final invoice shall be submitted to Buyer after achievement of Final Completion. The final invoice shall include fully executed Final Lien and Claim Waivers from Seller in the form of Exhibit G.
9.TAXES & DUTIES
a.Seller will be responsible for all corporate taxes measured by net income due to performance of or payment for work under this Agreement and all payroll or employment compensation tax, social security tax or similar taxes for Seller’s employees (“Seller Taxes”). Buyer will be responsible for all Texas state and local sales and use taxes in connection with the sale of Equipment, Customs Duties and tariffs and any other taxes in relation to this Agreement or the performance of or payment for work under this Agreement other than Seller Taxes ("Buyer Taxes"). Texas state and local sales and use Taxes are for the account of Buyer, unless Buyer would have received an exemption from such taxes but for the fault of Seller. In the event that Buyer is exempted from any such taxes, then Buyer shall provide Seller with an exemption certificate. The Contract Price does not include the amount of any Buyer Taxes. If Buyer deducts or withholds Buyer Taxes, Buyer will pay additional amounts so that Seller receives the full Contract Price without reduction for Buyer Taxes. Buyer will provide to

Seller, within one (1) month of payment, official receipts from the applicable governmental authority for any such deducted or withheld taxes.

b.Customs Duties and Tariffs

i.Seller shall make all arrangements, including the processing of all documentation, necessary to import into the United States all Equipment and any other items necessary for the Work and shall coordinate with the applicable Governmental Authorities in achieving clearance of CBP for all such Equipment and other items. As between Buyer and Seller, Seller shall be the importer of record into the United States of any such Equipment or other items.

ii.[***]
10.TITLE TRANSFER AND DELIVERY
a.Legal title to the Equipment will pass from Seller to Buyer immediately upon the earlier to occur of (i) Seller’s receipt of 100% of the Contract Price and (ii) Delivery under Section (b).

b.“Delivery” of each component of Equipment will be made and risk of loss thereto will pass from Seller to Buyer EXW (per Incoterms 2020), at the loading dock at Seller’s facility at 20120 East Hardy Rd. Houston, Texas USA. Seller shall deliver to Buyer good title, free and clear of all liens, charges or encumbrances whatsoever, to all Equipment. Each single package or Unit of Equipment shipped shall be clearly marked with Buyer’s equipment number and identification.
c.Seller will be responsible for providing such packing of the Equipment as is required for land, as appropriate to prevent its damage or deterioration during transit to its destination. The packing will be sufficient to withstand adverse weather conditions and multiple and appropriate reloading during transit.
d.If any Equipment to be delivered under this Agreement cannot be shipped to or received by Buyer the date specified in the Supply Schedule due to any cause attributable to Buyer or its Other Contractors, Seller may ship the Equipment and equipment to a storage facility mutually agreed by the Parties (such agreement not to be unreasonably withheld), including storage at the place of manufacture or repair, or to an agreed freight forwarder. If Seller places the Equipment or equipment into storage, the following apply: (i) title and risk of loss shall immediately pass to Buyer, if they have not already passed, and delivery will be deemed to have occurred upon placement into storage; (ii) any amounts otherwise payable to Seller upon delivery or shipment will be due; (iii) all actual and demonstrated reasonable expenses and charges incurred by Seller related to the storage will be payable by Buyer upon submission of Seller’s invoices and supporting documentation; and (iv) when conditions permit and upon payment of all of the foregoing amounts due, Seller will Deliver the Equipment and repaired equipment to Buyer at such storage location.
11.SOFTWARE LICENSE
Seller grants to Buyer an irrevocable, nonexclusive, royalty-free, fully paid up, transferable license to utilize the Seller Software furnished under this Agreement. Such license is limited to Buyer’s use at or for the Equipment with which such Software is incorporated. All title and ownership of the Seller Software, including, without limitation, the copyright to such Software, will remain exclusively with Seller. Buyer may make one (1) backup copy of the Software for evaluation, installation, and maintenance of the Equipment. Buyer will not itself, or with the assistance of others, reverse compile, reverse engineer, or in any other manner attempt to decipher in whole or in part the logic or coherence of any Software licensed hereunder. Third party Software provided by Seller may be subject to a separate license agreement and/or registration requirements and limitations on copying and use.
12.INDEMNITY
Seller will indemnify, defend and hold harmless the Buyer Indemnified Parties from and against claims brought by a third party, and any demands, losses, damages, costs and expenses incurred by the Buyer Indemnified Parties, on account of personal injury or death to any person or damage to any third party’s tangible property, to the extent caused by the negligence, gross negligence, or willful misconduct of the Seller Indemnified Parties in connection with this Agreement.
Buyer will indemnify, defend and hold harmless the Seller Indemnified Parties from and against claims brought by a third party, and any demands, losses, damages, costs and expenses incurred by the Seller Indemnified Parties, on account of personal injury or death to any person or damage to any third party’s tangible property, to the extent caused by the negligence, gross negligence, or willful misconduct of the Buyer Indemnified Parties in connection with this Agreement.
In the event the injury or damage is caused by joint or concurrent negligence of Buyer and Seller (or their personnel), the loss or expense will be borne by each Party in proportion to its degree of negligence. For purposes of Seller’s indemnity obligation, no part of the Equipment is considered third party property.
13.INSURANCE
a.The Parties shall procure and maintain and keep in force during the performance of the Work through the Final Completion Date at its own expense the insurance set forth in Exhibit F.
14.EXCUSABLE EVENTS
a.Force Majeure. Neither Party will be liable or considered in breach of its obligations under this Agreement to the extent that such Party’s performance (other than payment obligations) is delayed or prevented, directly or indirectly, by any cause or circumstance occurring after the Effective Date and beyond its reasonable control, including, without limitation, by armed conflict, acts or threats of terrorism, epidemics and pandemics, strikes or other labor disturbances that are not directed solely at the affected Party or its subcontractors, or acts or omissions of any governmental authority or of the other Party or its contractors or suppliers; provided that such cause or circumstance (i) is not due to its fault or negligence and (ii) could not have been prevented or avoided by the affected Party (or any subcontractors) through the exercise of reasonable diligence (“Force Majeure Event”). For the avoidance of doubt, a Force Majeure Event shall not include any of the following: (i) economic hardship; or (ii) changes in market conditions; or (iii) Change in Laws or Buyer-Caused Delays. If a Force Majeure Event occurs, the schedule for Seller’s performance will be extended by the amount of time lost by reason of the event plus such additional time as may be needed to overcome the effect of the event.
b.Buyer-Caused Delay. If acts or omissions of the Buyer or its contractors or suppliers cause a delay to the commencement, execution or completion of any Work (“Buyer-Caused Delay”), and if such Buyer-Caused Delay is not in any way attributable to Seller but is caused by Buyer’s breach of an obligation under this Agreement, then Seller shall be entitled to an adjustment in the Contract Price and an extension to the Guaranteed Delivery Date for any affected Schedule Milestone; provided Seller complies with the notice requirements in Section 14.d and the mitigation requirements in

Section 14(d). Any adjustment to the Contract Price or the Schedule Milestone shall be set forth in a Change Order.
c.Change in Law. Seller is entitled to an equitable adjustment to the Contract Price and an extension to the Completion Date for the Schedule Milestones to reflect any additional direct costs or schedule impact incurred by Seller as a result of a Change in Law after entering into the Agreement, provided Seller complies with the notice requirements in Section 14.d and the mitigation requirements in Section 15(f). Any adjustment to the Contract Price or the Schedule Milestone shall be set forth in a Change Order.
d.An “Excusable Event” means a Force Majeure Event, a Buyer-Caused Delay, and a Change in Law. If an Excusable Event occurs that will delay a Party from performing its obligations, such Party will notify the other Party in writing of such condition and follow the procedures set forth in Sections 14(d) – (g). Unless otherwise directed by the other Party in writing, an affected Party will continue to perform its obligations under this Agreement so far as reasonably practical, and will seek all commercially reasonable alternative means for performance not prevented by such excusable event.
15.CHANGES
a.Seller shall not make any change to or deviate from any requirements of this Agreement, including, without limitation, those under the Specifications without prior written consent of the Buyer.

b.Each Party may at any time propose changes in the schedule or scope of Equipment or Services (each, a “Change”). If Buyer desires at any time to request a Change or otherwise to modify the requirements of this Agreement, Buyer shall notify Seller by issuing a written request of its proposed Change. Within ten (10) Business Days after Seller’s receipt of such Buyer’s change request, Seller shall respond to Buyer with a written estimate setting forth in detail the cost and schedule effect (if any) of the proposed Change. Neither Party is obligated to proceed with any Change until both Parties agree upon such Change in writing. The written Change documentation (“Change Order”) will describe the changes in scope and schedule, if applicable, and the resulting changes in price and other provisions, as mutually agreed. Unless otherwise agreed by the Parties in the change order, pricing for additional work arising from such Changes will be at Seller’s time and material rates, plus overhead and profit.
c.Seller shall have the right to request a Change Order in the event of an Excusable Event to the extent allowed under Section 14, or under Section 15(b), or as otherwise expressly permitted under this Agreement.
d.If Seller desires to seek an adjustment to the Contract Price, change in the Equipment scope or Equipment components, the Supply Schedule, or any other modification to any other obligation of Seller under this Agreement for any Excusable Event, Seller shall, with respect to each such Excusable Event, notify Buyer in writing of the existence of such Excusable Event within ten (10) Days after Seller knows or reasonably should have known of the first occurrence or beginning of such Excusable Event, stating in detail, to the extent known at the time of such notice, all known facts upon which its claim is based, including the character, duration and extent of such Excusable Event, and any activities impacted by such Excusable Event. Within fifteen (15) Days after the completion of such Excusable Event, Seller shall prepare and submit to Buyer a proposed Change

Order, together with all information reasonably necessary to support Seller’s claim of the cost and time resulting from such Excusable Event to the extent allowed under this Agreement.
e.If the Parties cannot agree upon either (i) whether Seller is entitled to a Change Order or (ii) the appropriate adjustments to be made under such Change Order, within thirty (30) Days of Buyer’s receipt of Seller’s written notice and proposed Change Order, then the Dispute shall be resolved as provided in Section 25. Pending resolution of such Dispute, Seller shall continue to perform the Work required under this Agreement, and Buyer shall continue to pay Seller in accordance with the terms of this Agreement and any previously issued Change Orders.
f.Change Orders issued under this Section 14 shall constitute a full and final settlement and accord and satisfaction of all effects of the Change and shall be deemed to compensate Seller fully for such Change. Accordingly, Seller expressly waives and releases any and all right to make a claim or demand or to take any action or proceeding against Buyer for any other consequences arising out of, relating to, or resulting from such Change, whether the consequences result directly or indirectly from such Change, including any claim or demand for damages due to delay, disruption, hindrance, impact, interference, inefficiencies or extra work arising out of, resulting from, or related to, the Change (including any claims or demands that any Change Order or number of Change Orders, individually or in the aggregate, have impacted the unchanged Work).

16.INTELLECTUAL PROPERTY
a.Each Party will retain ownership of all Confidential Information and intellectual property it had prior to this Agreement. Seller owns or possesses the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other intellectual property rights with respect to the Equipment and will not incorporate into the Equipment any materials, methods, processes or systems which involve the use of any Confidential Information, intellectual property or proprietary rights which Buyer or Seller does not have the right to use or which may result in claims or suits against Buyer or Seller arising out of claims of infringement of any domestic or foreign patent rights, copyrights or other proprietary rights, or applications for any such rights, or use of confidential information. Seller will defend, indemnify and hold Buyer Indemnified Parties harmless against any claim by a non-affiliated third party (a “Claim”) alleging that the Equipment or any Work Product infringes any patent, copyright, trademark registered in the United States or any misappropriation of any other intellectual proprietary right protected under the laws of the United States, provided that Buyer (i) promptly notifies Seller of the Claim, (ii) makes no admission of liability and does not take any position adverse to Seller, (iii) gives Seller authority to control defense and settlement of the Claim, and (iv) provides Seller with reasonable assistance as required to defend the Claim.

b.In addition to Buyer’s rights above, if and to the extent the Equipment is held by a court of competent jurisdiction in the United States to constitute an infringement or misappropriation of a third party’s intellectual property rights registered in or protected under the laws of the United States, or Buyer is enjoined from the use or operation of the Equipment, then Seller shall, at its option: (i) procure for Buyer the right to continue using the infringing item, with substantially the same functionality, quality and performance; (ii) replace the infringing item with a non-infringing item of comparable functionality, quality and performance; or (iii) modify the infringing item such that it no longer infringes upon any third party’s intellectual property rights and is comparable in functionality, quality and performance.
c.All Drawings, training materials and other written data and information first produced as a result of or during the performance of the Work (“Deliverables”) shall remain owned by Seller. Seller hereby grants, and shall cause any of its subcontractors to grant, Buyer a non-exclusive, irrevocable, perpetual and royalty-free license (including the right to assign its rights without consent to any purchaser of an interest in all or part of the Equipment or the Facility) to use, modify and copy the Deliverables for any purpose related to the Facility. The Seller represents it is entitled and has the authority to enter into any license of intellectual property rights as set forth herein and agrees (and shall ensure that its subcontractors agree) to do all things and to execute all documents and to deliver such documents and perform such acts as may be necessary for the purpose of giving full effect to the foregoing provisions.
17.CONFIDENTIAL INFORMATION
a.For purposes hereof, "Confidential Information” means any and all documents, materials, data and other information of any nature whatsoever that may be provided or disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement and which is marked or designated as “CONFIDENTIAL,” excluding: (a) information that, at the time of disclosure is publicly available, or later becomes publicly available through no act or omission of the Receiving Party; (b) information that the Receiving Party can demonstrate was in its possession prior to disclosure by the Disclosing Party; (c) information received by the Receiving Party from a third party who, to the best of the Receiving Party’s knowledge, did not acquire such information on a confidential basis; (d) information that the Receiving Party can demonstrate was independently developed by it or for it, and that was not obtained, in whole or in part, from the Disclosing Party; and (e) information that the Disclosing Party authorizes the receiving Party to disclose. As used in this Section 16, the term “Representatives” of a Party means such Party’s and its Affiliates’ officers, directors, members, managers, partners, principals, agents, employees, contractors, representatives and advisors (including, for example, attorneys, accountants, underwriters, lenders, and consultants) and, in the case of Buyer, actual or potential financing or equity investors in the Equipment, who, in each case, need to know the Confidential Information in connection with the Work or the Equipment.
b.Except as otherwise permitted by this Agreement, the Receiving Party shall not (x) distribute or disclose to any third party any of the Disclosing Party’s Confidential Information, (y) permit any third party to have access to such Confidential Information, or (z) use such Confidential Information for any purpose other than for the purpose of performing the Work or otherwise in connection with the Equipment.
c.Notwithstanding anything to the contrary in this Agreement, the Receiving Party may (i) disclose Confidential Information to its Representatives, provided each such Representative first agrees in writing to keep such information confidential in accordance with this Agreement; and (ii) in the case of Seller, disclose Confidential Information reasonably required to be disclosed to prospective subcontractors in the bidding of portions of the Work; provided, that Seller includes in all bid solicitation packages a statement that all prospective bidders are obligated to keep all Confidential Information provided by Seller confidential. The Receiving Party shall notify the Disclosing Party immediately following discovery of any unauthorized disclosure of Confidential Information by the Receiving Party or its Representatives. The Receiving Party shall be responsible for any breach of the terms of this Agreement by the Receiving Party or any one or more of its Representatives.
d.If either the Receiving Party or its Representatives is required by Applicable Laws or pursuant to the rules of, or a listing agreement with, any national securities exchange or Governmental Authority, or is requested in any judicial or administrative proceeding to disclose any of the Disclosing Party’s Confidential Information, then the Receiving Party shall use commercially reasonable efforts to avoid and, if not avoidable, to minimize disclosure of such Confidential Information, as applicable, and to the extent permitted by law, give the Disclosing Party prompt notice of such requirement or request so that the Disclosing Party may seek an appropriate protective order, including any appeals at the expense of the Disclosing Party. If, in the absence of a protective order, the Receiving Party reasonably determines that it is nonetheless required to disclose the Confidential Information or information, as applicable, then the Receiving Party may disclose such Confidential Information or information, as applicable, without liability hereunder, provided that the Receiving Party promptly (i) notifies, to the extent permitted by Applicable Laws, the Disclosing Party of any such disclosure, (ii) uses commercially reasonable efforts to ensure that all Confidential Information and other information, as applicable, that is so disclosed will be accorded confidential treatment, and (iii) furnishes only that portion of the Confidential Information or other information, as applicable, which it is advised by counsel is legally required.
e.The confidentiality obligations of this Section 17 shall continue until the later to occur of (i) twenty (20) years from the Effective Date, and (ii) five (5) years following the decommissioning and/or final closure of the Equipment.
f.The Parties agree that money damages are not a sufficient remedy for any breach of this Section 17, and that the Disclosing Party shall be entitled to seek injunctive or other equitable relief to remedy or prevent any breach or threatened breach of this Agreement, in each case without the necessity to post a bond or other security. Such remedy shall not be the exclusive remedy for any breach of this Section 17 but shall be in addition to all other rights and remedies available at law or in equity or otherwise under this Agreement.
18.LIMITATION OF LIABILITY
a.Except in the case of Seller’s fraud, gross negligence or willful misconduct, and Seller’s liability for 3rd party claims for which Seller has an indemnification obligation under this Agreement, Seller’s total liability for all claims of any kind arising from or related to the formation, performance or breach of this Agreement, or any Equipment or Services, will not exceed [***]. In no event shall the limitation of liability set forth in this Section (a) be in any way deemed to limit Seller’s obligation to perform all Work required to achieve Final Completion.
b.Neither Party will be liable for loss of profit or revenues, loss of use of equipment or systems, interruption of business, cost of replacement power, cost of capital, downtime costs, increased operating costs, any special, consequential, incidental, indirect, or punitive damages, or claims of the other Party’s customers for any of the foregoing types of damages; provided that the limitation of liability set forth in this Section (b) shall not apply (i) to amounts encompassed within Liquidated Damages; (ii) to damages which are included in any action by a third party which a party is entitled to indemnification under this Agreement; or (iii) arise from a Party’s breach of its confidentiality obligations under Section 17.
c.All Seller liability for warranty claims will end upon expiration of the applicable warranty period, and all Seller liability for all other claims will end upon the expiration of the applicable statute of limitations; provided that Buyer may continue to enforce a claim for which it has given notice prior to that date by commencing an action under this Agreement before expiration of such statute of limitations or other legal time limitation.
d.Seller will not be liable for advice or assistance that is not required for the work scope under this Agreement.
e.During the Equipment Warranty Period, if and to the extent that any of Buyer’s physical property is damaged as a direct result of: (i) a defect in the Equipment or (ii) the gross negligence or willful misconduct of Seller or its personnel, then Seller shall bear the lesser of: (A) the direct cost to repair or replace such damaged property; or (B) the deductible paid by Buyer under any property insurance policy covering such loss, subject to a maximum of $250,000 in the aggregate for all such collateral damage incurred during the Warranty Period.
f.Liquidated Damages
i.Subject to Section (iii) below, Seller’s maximum liability to Buyer for Delay Liquidated Damages is [***]in the aggregate, as may be adjusted by Change Order.
ii.Subject to Section (iii) below, Seller’s maximum liability to Buyer for Performance Liquidated Damages is [***]in the aggregate, as may be adjusted by Change Order.
iii.Seller’s payment of Liquidated Damages shall not be construed to limit Seller’s other obligations or liabilities under this Agreement (including (i) its obligations to complete the Work for the compensation provided under this Agreement, (ii) its obligations to achieve completion of each of the Schedule Milestones and (iii) its obligations with respect to Minimum Acceptance Criteria, Performance Guarantees and warranties).
iv.It is expressly agreed that Liquidated Damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific Liquidated Damages and having agreed that the amount of such Liquidated Damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or non-feasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such Liquidated Damages.
19.MECHANICAL COMPLETION, PERFORMANCE GUARANTEES, AND MINIMUM ACCEPTANCE CRITERIA
a.Equipment Mechanical Completion and Equipment Commissioning Period: Upon Equipment Mechanical Completion, Buyer and Seller shall inspect each piece Equipment. Seller shall prepare a proposed Punchlist of items identified as needing to be completed or corrected as a result of such inspection. Seller shall promptly provide the proposed Punchlist to Buyer for its review, together with an estimate of the time necessary to complete or correct each Punchlist item. During the Equipment Commissioning Period, Buyer may inspect each piece of Equipment and add to the Punchlist items identified as needing to be completed or corrected as a result of such inspection. Seller shall promptly provide the proposed updated, revised Punchlist to Buyer for its review, together with an estimate of the time and cost necessary to complete or correct each Punchlist item. Seller shall promptly complete such Punchlist items or elect to complete such Punchlist items after Facility Commissioning Period.
b.Facility Construction Mechanical Completion and Facility Commissioning Period: Upon Facility Construction Mechanical Completion, Buyer and Seller shall inspect each piece Equipment. Seller shall prepare a proposed Punchlist of items identified as needing to be completed or corrected as a result of such inspection. Seller shall promptly provide the proposed Punchlist to Buyer for its review, together with an estimate of the time necessary to complete or correct each Punchlist item. During the Facility Commissioning Period, Buyer may inspect each piece of Equipment and add to the Punchlist items identified as needing to be completed or corrected as a result of such inspection. Seller shall promptly provide the proposed updated, revised Punchlist to Buyer for its review, together with an estimate of the time and cost necessary to complete or correct each Punchlist item. Seller shall promptly complete such Punchlist items, except to the extend that such Punchlist items are a result of Construction Contractor’s work.
c.Performance Test – Performance Tests will be performed at Seller’s Site prior to shipment of Equipment and again at the Facility after the Facility Commissioning Period. For avoidance of doubt any Minimum Acceptance Criteria and Performance Guarantees provided in this Agreement are only applicable to the Performance Test performed at the Facility. During the Performance Test performed at the Facility, the Equipment shall achieve all Minimum Acceptance Criteria and Performance Guarantees as evidenced by the Performance Tests.
d.Performance Guarantees Not Achieved. If during the Performance Test at the Facility, the Equipment fails to achieve all of the Performance Guarantees (as evidenced by the Performance Test results), but the Equipment achieves all of the Minimum Acceptance Criteria, then Seller shall attempt for a period of thirty (30) Days (the “Performance Guarantee Correction Period”), commencing on Buyer’s written notice to Seller of the failure of the Performance Tests, to correct (by modification, additions, alterations, replacements and/or repairs) the Equipment to enable all of the Performance Guarantees to be achieved.
i.If not all of the Performance Tests are successfully completed at the termination of the Performance Guarantee Correction Period, then Buyer shall have, in its sole discretion, the option of (i) collecting from Seller all Performance Liquidated Damages owed under this Agreement or (ii) granting Seller a mutually agreeable time period for a second Performance Guarantee Correction Period, commencing at Buyer’s election thereof, under the same terms and conditions as the first Performance Guarantee Correction Period.
e.During any Performance Guarantee Correction Period, Buyer shall provide Seller with reasonable access on the Site sufficient to perform its corrective Work under this Agreement, so long as such access does not unreasonably interfere with the construction or operation of the Equipment and subject to any security or safety requirements of Buyer
f.Minimum Acceptance Criteria Not Achieved. [***]
20.FINAL COMPLETION
a.“Final Completion” means that all Work and all other obligations under this Agreement (except for those obligations that survive the termination or expiration of this Agreement, including obligations for warranties and guarantees) are fully and completely performed in accordance with the terms of this Agreement, including: (i) the successful completion of each Schedule Milestone and Payment

Milestone; (ii) all Minimum Acceptance Criteria have been achieved; (iii) all Performance Guarantees have been achieved, or in the case that all Performance Guarantees have not been achieved but all Minimum Acceptance Criteria have been achieved, Seller has paid all Performance Liquidated Damages to Buyer; (v) delivery to Buyer of fully executed Final Lien and Claim Waivers in the form of Schedule J-2; (vi) delivery by Seller to Buyer of all documentation required to be delivered under this Agreement; and (vii) Buyer’s written approval that all Work has been achieved in accordance with this Agreement and written acceptance of the Final Completion Certificate (as evidenced by Buyer’s signature on the Final Completion Certificate).
b.Upon Final Completion, Seller shall certify to Buyer in the form of Exhibit H (“Final Completion Certificate”) that all of the requirements under this Agreement for Final Completion have occurred. Buyer shall notify Seller whether it accepts or rejects the Final Completion Certificate within fifteen (15) Days after Buyer’s receipt thereof. Acceptance of such certificate shall be evidenced by Buyer’s signature on such certificate, which shall be forwarded to Seller with such notice. If Buyer does not agree that Final Completion has occurred, then Buyer shall state the basis for its rejection in reasonable detail in a written notice provided to Seller. The Parties shall thereupon promptly and in good faith confer and make all reasonable efforts to resolve such issue. In the event such issue is not resolved within ten (10) Business Days after the delivery by Buyer of its notice, Buyer and Seller shall resolve the Dispute in accordance with the Dispute resolution procedures provided for under Section 26. The term “Final Completion Date” means the date reflected in the Final Completion Certificate, signed by Buyer and Seller, in which the entire Work achieved Final Completion.
21.NOTICES
a.Any notice, demand, offer or other written instrument required or permitted to be given pursuant to this Agreement will be in writing signed by the Party giving such notice and will be sent by email, by hand delivery, or by nationally recognized overnight courier (e.g., Federal Express or UPS), to the following addresses, provided that a notice of default or waiver of a Party’s rights under this Agreement must be delivered by overnight courier:

If delivered to Seller:
Relevant Power Solutions, LLC
20120 East Hardy Road
Houston, TX 77073
Attention: Richard Wolf
r.wolf@relevant-power.com

with a copy to:
Relevant Power Solutions, LLC
20120 East Hardy Road
Houston, TX 77073
Attention: Ed Long
e.long@relevant-power.com

            If delivered to Buyer:
            Net Power Canaveral, LLC
            320 Roney St., Ste 200
            Durham, NC 27701

            Attention: Marc Horstman
            Email: marc.horstman@netpower.com
b.Each Party will have the right to change the place to which notice will be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner as above.
c.Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, a notice will be deemed to be duly received:
i.If delivered by hand or overnight courier, the date when left at the address of the recipient; or
ii. If sent by email, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the email was sent indicating that the email was sent in its entirety to the recipient’s email account.
22.NOT USED
23.TERMINATION
a.This Agreement may be terminated by written notice by the non-defaulting Party upon the occurrence of any of the following which each shall be considered a default (“Default”).

i.Seller Default. The failure of Seller to perform any material obligation under this Agreement, and such failure is not cured within thirty (30) days (ten (10) days for payment defaults) of receipt of written notice of such failure from Buyer; provided that if such failure is not capable of cure within thirty (30) days using all reasonable efforts, the Seller, within ten (10) days, commences and thereafter continuously pursues cure, and ultimately cures such failure within ninety (90) days, or such longer period as the Buyer may otherwise reasonably agree in writing.

ii.Buyer Default. The failure of Buyer to pay any outstanding undisputed invoice as set forth in the Agreement, and such failure continues for thirty (30) Days after written notice thereof has been given to Buyer by Seller.

iii.Default by Either Party. Either Party becoming insolvent, entering into receivership, becoming subject to a voluntary or involuntary bankruptcy, reorganization or dissolution petition, or making an assignment for the benefit of creditors, or, if a substantial part of a Party’s property is, or becomes subject to any levy, seizure assignment or sale, for or by any creditor or governmental agency; provided that such event(s) are not released or satisfied within thirty (30) days.

b.NOT USED

c.If Buyer terminates this Agreement due to a Seller Default, then Buyer shall either:

i.take possession or control of the Equipment and all other Work and finish the Work by whatever method it deems expedient consistent with this Agreement, and Seller shall be liable to Buyer for any damages, costs, losses and expenses reasonably incurred by Buyer in completing the Work that are in excess of the unpaid portion of the Contract Price for the Work. Buyer shall be liable to Seller for the portion of the Contract Price allocable to Equipment purchased and/or completed, and amounts for Services performed, before the effective date of termination to the extent such unpaid balance of the Contract Price exceeds the costs owed by Seller under the prior sentence; provided that Seller shall not be entitled to receive any further payment until the Work is finished. Buyer shall have the right, by written notification to Seller, to assume Seller’s contractual rights with any subcontractor as to the performance of any aspect of the Work. Upon the receipt of this notification, Seller shall execute and deliver to Buyer an assignment of any such subcontracts sufficient for such purposes; or

ii.reject the Equipment, in which case, Seller shall refund the amount of the Contract Price that has been paid as of the effective date of termination within thirty (30) days following such termination.

d.If Seller terminates this Agreement for a Buyer Default, then Seller shall be entitled to keep the Equipment and all payments of the Contract Price received from Buyer, including the Down Payment. Seller’s right to keep the Equipment and Contract Price payments received shall be Buyer's sole and exclusive liability and Seller’s sole and exclusive remedy in the event of either such termination, and Buyer shall be relieved of all further liability to Seller, except for those obligations that survive termination as described elsewhere in this Agreement.

e.Buyer may terminate for its convenience this Agreement for any or no reason upon fifteen (15) Business Days written notice to Seller, in which event the provisions of Section 21(d) above shall apply.

f.This Section 23 sets forth the only rights of the Parties to terminate this Agreement.

24.MISCELLANEOUS PROVISIONS
a.Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document will not be construed more severely against one of the Parties than against the other.

b.Buyer Financing. Seller acknowledges that Buyer may seek to obtain and may obtain financing associated with the Equipment, including possible financing through loans from applicable governmental authorities or other forms of financing. Seller agrees to cooperate with Seller any of its Financing Parties in connection with any such financing, including, if required, entering into direct agreements with any such Financing Parties, as required by any such Financing Parties, covering matters that are customary in similar financings. Seller agrees to provide such information, execute and deliver any such instruments and documents and to take such other actions as may be reasonably requested by Buyer in order to give full effect to this Agreement and to carry out the intent of this Agreement. Additionally, Seller agrees to cooperate with any Financing Party (i) to supply such information and documentation, (ii) to grant such written consents to the assignment of this Agreement, (iii) to execute such amendments to this Agreement as any such Financing Party may require, and (iv) to take such action or execute such documentation as any such Financing Party may require.
c.Not used.
d.Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.
e.Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement will not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated.
f.Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties relating to the subject matter hereof as of the date hereof, and supersedes all negotiations, agreements, understandings and representations made or dated prior thereto with respect to such subject matter.
g.No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement will in no way affect the validity of this Agreement, or any part hereof, and will not be deemed a waiver of the right of such Party thereafter to enforce any and each of such provisions.
h.Amendments. No change, amendment or modification of this Agreement will be valid or binding upon the Parties unless such change, amendment or modification will be in writing and duly executed by each Party.
i.Counterparts. This Agreement may be signed in any number of counterparts and each counterpart will represent a fully executed original as if signed by both Parties.
j.Survival. The provisions of Sections 6(i), 8 (Price and Payment), 5 (Taxes and Duties), 12 (Indemnity), 16 (Intellectual Property), 17 (Confidential Information), 18 (Limitation of Liability) and 21 (Notices)and each other Section hereof which by its terms or nature should survive the expiration, cancellation or other termination hereof, will survive any such expiration, cancellation or other termination of this Agreement.
k.Further Assurances. Each Party agrees to execute and deliver all further instruments and documents and take all further action not inconsistent with the provisions of this Agreement that may be reasonably necessary to perform this Agreement and to effectuate the purposes and intent of this Agreement.
l.Third Parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement will be construed to create any duty to, standard of care with respect to, or any liability to any person who is not a party to this Agreement.
m.Governing Law. This Agreement will be governed by and construed under the laws of the State of Texas, without reference to conflicts of laws rules that may apply the laws of another jurisdiction.
n.Dispute Resolution. Each Party irrevocably and unconditionally :
i.Agrees that any dispute, controversy or claim arising under, out of or in connection with this Agreement or any amendment or supplement thereto (including as to its validity,

existence, enforceability or termination) or out of any non-contractual obligation arising out of or in connection with this Agreement (a “Dispute”) shall be finally resolved in accordance with the following dispute resolution procedure:
ii.Party Executives. Within ten (10) Business Days after receipt of a written request by either Party of a Dispute (“Dispute Notice”), the senior officers/executives for both Parties shall meet to negotiate in good faith to resolve the Dispute.
i.Mediation. If the Parties are unable to resolve the Dispute through senior officers/executives within thirty (30) days following receipt of the Dispute Notice, the Parties agree that the dispute will be subject to mediation as a condition precedent to the filing of any arbitration. Unless otherwise agreed, the mediation will be conducted in accordance with rules and procedures administered by the American Arbitration Association under its Construction Industry Mediation Procedures before resorting to binding arbitration. Such mediation shall be conducted for not more than 30 days or such longer period as the Parties mutually agree. A single mediator shall be selected by mutual agreement of the Parties, if possible. If the Parties are unable to agree upon a mediator, the Parties will select a mediator from a roster of names submitted to the Parties by the AAA. Each Party will bear its own expenses in connection with the mediation. The expenses and fees of the mediator and the AAA will be borne equally by the Parties. Either Party may be represented by counsel in connection with the mediation. Position statements of the Parties will be exchanged between the Parties and provided to the mediator prior to any mediation session. At least one mediation session will be held, with additional sessions as suggested by the mediation and agreed by the Parties. The venue for in-person mediation sessions shall be Houston, Texas unless otherwise agreed by the Parties.
i.In the event that a Dispute is not resolved through mediation, the Parties agreed that the dispute will be resolved by a non-jury trial held in the state or federal courts located in Harris County, Texas. Each Party consents to the exclusive jurisdiction of the Texas state and United States federal courts located in Harris County, Texas for any actions, suits or proceedings arising out of or relating to this Agreement; and
ii.Each party waives any objection to the laying of venue of any such action, suit or proceeding in such courts and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
o.Waiver of Right to Jury Trial. EACH PARTY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SUBJECT MATTER OF THIS AGREEMENT, OR THE RELATIONSHIP OF THE PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS

REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
p.Prevailing Party. In the event of any legal proceedings between the Parties about this Agreement, the prevailing Party will be entitled to receive from the non-prevailing Party, and the non-prevailing Party will pay upon demand, all reasonable fees and expenses of counsel for the prevailing Party.
q. Assignment. Seller may not assign, delegate, transfer or subcontract this Agreement or any or its rights, duties or obligations hereunder, whether voluntarily or by operation of law, without Buyer’s prior written consent. Buyer may, with prior notice but without consent, assign, delegate and transfer this Agreement or any rights, duties or obligations hereunder to (a) any Affiliate of Buyer, (b) a successor in ownership of all or substantially all of its assets, (c) a successor in interest to its entire business to which this Agreement pertains, whether by sale of shares, merger, or otherwise, or (d) to any Financing Party of the Equipment as collateral security provided that (i) Buyer shall guarantee such assignee’s performance of all of such obligations, or (ii) Buyer shall provide to Seller reasonable evidence that such permitted assignee has the requisite financial and technical capability to perform such obligations. Any other assignment or transfer of this Agreement or of a Party’s rights, duties or obligations hereunder, shall require the prior written consent of the other Party, such consent not to be unreasonably withheld. Any purported assignment in violation of this clause is null and void.
r.Installation Scope. The Parties may mutually agree to expand the scope of this Agreement to provide for Seller’s installation and erection of the Equipment at the Site. In such case, the Parties will execute a separate EPC Agreement providing for such scope.
s.Training. As part of the Work, a reasonable number of personnel designated by Buyer in its sole discretion (but not to exceed the number of persons listed in Exhibit I) shall be given training designed and administered by Seller at its expense, which shall be based on the program contained in Exhibit I.
Right of First Offer Letter. Following execution of this Agreement, the Parties will negotiate in good faith a letter providing Buyer the right of first offer in relation to the next six (6) units being manufactured by Seller.

The Parties have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives as follows:

Relevant Power Solutions, LLC By: /s/ Richard V. Wolf___________ Name: Richard V. Wolf Title: President & CEO	Buyer: Net Power Canaveral, LLC By: /s/ Danny Rice___________________ Name: Danny Rice Title: Chief Executive Officer

EXHIBIT A
Scope of Supply

This Exhibit A consists of the following documents:

1.[***]
2.[***]
3.[***]
4.[***]
5.[***]

EXHIBIT B
Payment Schedule & Bank Account

	Payment Milestone Description	% of Contract	Milestone Amount	Estimated Invoice Date
1	Upon Execution of the Agreement*	20%	$15,547,600.00	Nov-25
2	Placement of Gas Turbine purchase order	10%	$7,773,800.00	5-Jan-26
3	Power Turbine Unit 1 - Notice of Ready to Ship	10%	$7,773,800.00	15-Jun-27
4	Upon Start of Manufacturing of Unit 1	15%	$11,660,700.00	wolf
5	Power Turbine Unit 2 - Notice of Ready to Ship	10%	$7,773,800.00	17-Aug-27
6	Upon Start of Manufacturing of Unit 2	15%	$11,660,700.00	1-Sep-27
7	Upon Completion of Performance Test at Seller’s Site– Unit 1	5%	$3,886,900.00	14-Feb-28
8	Upon Completion of Performance Test at Seller’s Site– Unit 2	5%	$3,886,900.00	20-Mar-28
9	Upon Notice of Ready to Ship – Unit 1	5%	$3,498,210.00	1-Mar-28
10	Upon Notice of Ready to Ship – Unit 2	5%	$3,498,210.00	1-Apr-28
11	Achievement of Final Completion	1%	$777,380.00	30-Jun-28
	Total	100%	$77,738,000.00

*The invoice for Milestone 1 will include a credit of $1,000,000 which was previously paid under the Equipment Purchase Option Agreement between the Parties dated September 18, 2025.

All payments shall be made in accordance with Section 8.a. (Price & Payment). It is understood and agreed that if Seller completes a milestone event in advance of the estimated date indicated in the payment schedule set out above, Buyer shall not be required to make payment for such milestone prior to such estimated date identified on the payment schedule without its prior written consent. If Performance Tests have not been performed on the Equipment by the date that is one hundred and eighty days after the delivery of that specific Unit, Seller shall be permitted to invoice Buyer for the Achievement of Final Completion Milestone for that Unit, provided that any delay in testing such Unit is not caused by the acts or omissions of Seller.

Seller Bank Account
The Northern Trust Company
1801 Post Oak Blvd., Suite 500
Houston, Texas 77056
ABA: 071000152
Account#: 2841254053

EXHIBIT C
Guaranteed Delivery Dates

	Unit #	Guaranteed Delivery Date
1	GTG Unit #1	March 1, 2028
2	GTG Unit #2	March 31, 2028

EXHIBIT D
Performance Test Procedure Protocol

1.0     CODES AND STANDARDS
A.     The current version of the following guidelines shall serve as the framework for developing the Performance Test Procedure:
1.     ASME PTC 1 - General Instructions Performance Test Codes.
2.     ASME PTC 19.1 - Test Uncertainty
3.    ASME PTC 19.5 - Flow Measurement.
4.    ASME PTC 22 - Gas Turbine Power Plants, 2023.
5.    ISO 2314 – Gas Turbine Acceptance Tests, 2009.
6.     ASTM D1945 – Standard Test Method for Analysis of Natural Gas by Gas. Chromatography (Reaffirmed 2010).
7.     ASTM D3588 – Standard Practice for Calculating Heat Value, Compressibility Factor, and Relative Density of Gaseous Fuels (Reaffirmed 2011)
8.     ASTM D4809 – Standard Test Method for Heat of Combustion of Liquid Hydrocarbon Fuel by Bomb Calorimeter (Precision Method)
B.    Design, execution, calculation, correction, and reporting of results shall be in accordance with PTC 22, except as approved by the Seller otherwise.
C.     Testing requirements not covered by a specific ASME PTC shall be conducted by methods developed by the Seller.

1.1     TEST UNCERTAINTY
A.     Seller shall conduct a Leave and post-test uncertainty analysis in accordance with the requirements of ASME PTC 19.1, and other applicable test codes, for the resultant measurements and calculation methodology used for determination of performance test results.
B.     The testing program shall be developed to minimize test uncertainty.

1.2     TOLERANCES

When Compliance decisions are required based on the test, the parties involved must recognize the total tolerance due to measurement uncertainties associated with each particular test result. Each measured test parameter’s tolerance is defined as twice the estimated standard deviation (2 sigma). The uncertainty in the compliance parameter resulting from this tolerance is calculated for each measured test parameter. These uncertainties are then combined by root-sum-square analysis to obtain the total uncertainty for the compliance parameter.

1.3    AUXILIARY LOADS:
A.    The Seller shall submit an auxiliary load list that indicates which loads are present during performance testing and are considered in the Performance Guarantees. This list shall also include any applicable adjustments for non-measured auxiliary loads. No other adjustments for auxiliary loads present or absent during performance testing will be allowed outside of what is included in this list.

1.4     TESTS
A.     Seller will perform the Performance Tests and will be witnessed by Buyer.
B.     Seller to develop Performance Test Procedure for Performance Tests.
C.     The Performance Tests associated with both GTG’s will not be tested simultaneously.
D.     Emission Guarantees shall be met at all times when the GTG load is operating at steady state at or above Minimum Emissions Compliance Load. At a minimum, emissions shall be tested at full load.

E.     During the testing described herein, all controls shall be in automatic. All set points, such as Outlet Temperature Control setpoint, IGV angles, etc. shall be in their final configuration and shall not be changed after the testing is complete.
F.     Seller shall identify all required locations for the installation of instrumentation necessary for conducting the Performance Tests. Measurement locations shall be identified for both normal plant instrumentation and for temporary instrumentation required specifically for conducting Performance Tests. Seller shall provide as part of the Work, all taps or other features necessary to install and operate all instrumentation at the time of the Performance Tests. The location of these measurement points shall be included in Seller’s detailed test procedure.
G.     Testing will be done with a combination of the Power Generation Facility’s permanent instrumentation and temporary test instrumentation. Temporary test instrumentation shall be supplied by the Seller as necessary to minimize test uncertainty.
H.     Preparation for Performance Tests:
1.     All systems and Seller provided instrumentation required for the tests shall be checked out by the Seller for correct operation prior to commencement of the test.
2.     Seller shall certify in writing that the Equipment is ready for testing. At a minimum, each GTG shall be inspected, and the compressors cleaned in accordance with Seller’s recommendations. If the condition is unacceptable, appropriate action shall be taken by Seller to put the Equipment into an acceptable condition.
3.     Inlet filter shall be in place for performance testing.
4.     If deemed necessary by the Seller prior to the commencement of each test a pretest may be conducted and analyzed to check the instruments and prove the satisfactory operation of the Facility. All data collected during any pretest period will be made available to Buyer and the Seller.
5.     Immediately prior to each of the Performance Tests, the Equipment shall be operated at test conditions for a sufficient period of time until a thermally stable condition is achieved, and instrument signals have been reviewed for satisfactory output. Stability requirements, as defined in the applicable ASME Performance Test Codes and detailed in the Performance Test Procedure, shall be met and monitored.
I.     Test Instrumentation and Measurement:
1.     Instrumentation and measurement requirements will be carried out in general accordance with the applicable sections of the codes and standards stated herein.
2.     Reading and logging of temperature, pressure, flow, and electrical production measurements are to be done automatically by means of the facility’s control system and data logging system for permanent Facility instrumentation, temporary electronic data loggers for temporary test instrumentation, and supported by manually taken data as required.
3.     Test instrumentation required for the Performance Tests will be calibrated or recalibrated within six (6) calendar months of each of the Performance Tests. Calibrations shall be performed utilizing reference calibration standards traceable to NIST. Calibration shall be provided to the Buyer prior to commencement of testing.
5.     GTG auxiliary load shall be measured for determination of GTG net electrical output and net heat rate. Auxiliary load shall be measured using permanent plant meters, high accuracy power meters, high accuracy handheld power meters, or a combination of methods (dependent upon auxiliary load power supply system design).

1.5    CORRECTION FACTORS
A.     Correction factors or curves for each guarantee parameter shall be submitted as part of the Performance Test Procedure. Correction factors or curves shall be included in the Contract.
B.     The correction curves/factors for the GTG shall include:
1.     Inlet air dry bulb temperature.

2.     Inlet air relative humidity.
4.     Barometric pressure at site.
5.     Fuel gas C/H ratio and heating value.
6.     Generator power factor.
7.     Degradation, if applicable
8.     Inlet Loss
C.     Correction factors or curves shall be provided for all Equipment operating dispositions reflected in the Performance Guarantees and shall cover the range of ambient conditions listed in Article 12.1.
D.     Deviations between reference and actual test conditions during the tests will be corrected as set forth in the approved correction curves.

1.6    PERFORMANCE TEST
A.     [***]
B.     [***]
C.     [***]
D.     [***]
E.     [***]

EXHIBIT E
Minimum Acceptance Criteria, Performance Guarantees and Performance Liquidated Damages

[***]

EXHIBIT F
Insurance

1. Seller’s Insurance (Schedule F-1)

2. Buyer’s Insurance (Schedule F-2)

EXHIBIT G
Form of Lien and Claim Waivers

[***]

EXHIBIT H
Form of Final Completion Certificate

[***]

EXHIBIT I
RPS Rate Sheets and Training Outline

[***]

EXHIBIT J
Capital Spare Parts
To be submitted during the Engineering Phase of the Project.